Exhibit 21




                          SIGCORP, Inc.

                 SUBSIDIARIES OF THE REGISTRANT


            Southern Indiana Gas and Electric Company

      Southern Indiana Properties, Incorporated in Indiana

          Energy Systems Group, Incorporated in Indiana

       Southern Indiana Minerals, Incorporated in Indiana

               ComSource, Incorporated in Indiana